Exhibit 99.1

news release

Investor Contact

Doug Gathany

Vice President - Treasurer &

Investor Relations

630.468.4715

SIRVA Reports Results for the Third Quarter and Nine Months Ended September 30, 2007

CHICAGO, November 8, 2007 —SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today reported third-quarter and nine-month results for the period ended September 30, 2007.

Overview

•                  Operating performance negatively impacted by continuing weakness in the U.S. housing market

•                  Relocation strategy to focus on corporate customers

•                  Continue to explore options to improve capital structure

•                  James J. Bresingham appointed Chief Financial Officer

SIRVA President and Chief Executive Officer, Robert W. Tieken said: “We continue to aggressively manage the business to ensure that  SIRVA improves performance and continues to be well positioned when the U.S. real estate market begins its recovery. We fully acknowledge our financial challenges and continue to take initiatives to ensure the optimal outcome for our investors, lenders, customers, agents and employees.”

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Third Quarter Results

Operating income from continuing operations was $4.2 million for the quarter ended September 30, 2007, compared to $22.3 million for the corresponding period in 2006.  Excluding the favorable effects of changes in exchange rates of $0.1 million and the unfavorable effect of the disposition of continental Europe of $4.0 million, which was sold in the first quarter of 2007, operating income decreased $14.2 million.  The decline was driven primarily by a $12.0 million impairment of intangibles in the Moving Services North America segment and an $11.1 million widening of the loss on home sales in the Global Relocation segment, partially offset by other improvements in Global Relocation and improved results in the Moving Services Europe and Asia Pacific and Corporate segments.

Revenues from continuing operations were $1,171.6 million for the quarter ended September 30, 2007, which represents a $6.4 million, or 0.6%, increase compared to $1,165.2 million for the corresponding period in 2006.  Excluding the favorable effects of changes in exchange rates of $9.8 million and the unfavorable effect of the disposition of continental Europe of $43.5 million, revenues increased $40.1 million, or 3.6%.  The increase in revenues was primarily the result of growth in SIRVA’s Global Relocation Services segment driven by a 5% increase in the number of fixed-fee homes sold, partially offset by a decline in Moving Services North America revenues.

Loss from continuing operations was $10.4 million, or $0.15 per diluted share, for the quarter ended September 30, 2007, which represents a $7.8 million, or $0.11 per diluted share, widening of a loss compared to a loss from continuing operations of $2.6 million, or $0.04 per diluted share, for the corresponding quarter in 2006.

Relocation Strategy

The Company continues to look at the risk/price balance of its fixed-fee product and ways to improve the management of its home inventory (both in reducing the number of

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homes that enter into inventory and enhancing processes to reduce losses on homes after they come into inventory).

As a result of this analysis, SIRVA has made the strategic decision to exit the U.S. government relocation business.  The Company is in the process of working with the respective government agencies to implement this strategy and effect a timely and orderly transition of this business.  SIRVA’s pending exit from the government business is expected to improve liquidity, as government-related home inventory is liquidated, and allow the Company to focus its financial resources on serving the needs of corporate customers.

Capital Structure

Given the Company’s recent earnings performance and debt levels, SIRVA announced in August that it had retained Goldman Sachs & Co. as its financial advisor to assist the Company with identifying and evaluating strategic alternatives for the Company.  SIRVA has been working closely with Goldman Sachs to define a path that is in the best interest of SIRVA’s investors, lenders, customers, agents, and employees.

Based on SIRVA’s current financial outlook, it appears likely the Company will not be in compliance with its existing financial covenants at the end of the second quarter of 2008. “We are in active dialogue with our lenders and are working toward a mutually agreeable solution,” said Mr. Tieken.  “We believe the efforts to restructure the balance sheet will remedy the covenant issues facing the Company.”

Bresingham Appointed CFO

SIRVA also announced that Acting Chief Financial Officer, James J. Bresingham, has been named permanent CFO, effective November 11, 2007.  Mr. Bresingham joined

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SIRVA in July 2004 and was named Chief Accounting Officer in January 2006. In June 2007, he was appointed acting Chief Financial Officer.  Prior to joining SIRVA, Mr. Bresingham was Director of Business Development at Sears, Roebuck & Co., a broadline retailer, from 2001 until June 2004. He spent the previous seven years with PricewaterhouseCoopers LLP in various auditing and transaction services roles.

Conference Call Webcast

SIRVA will hold a conference call to discuss its results for the third quarter ended September 30, 2007, Friday November 9 at 10:00 a.m. Eastern time. To participate in the conference call, dial 800-706-7745 (outside the United States dial 617-614-3472), and use the pass code 83380529.  A replay of the call will be available approximately one hour after the live broadcast ends and will be accessible until November 16, 2007. To access the replay, dial 888-286-8010 (outside the United States dial 617-801-6888), and use pass code 89031402.

SIRVA’s call will also be webcast by CCBN and can be accessed through the investor relations portion of SIRVA’s web site at www.sirva.com.  It also will be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.  Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A replay of the call will be available through the investor relations portion of SIRVA’s Web site starting at 12:00 noon Eastern time on November 9.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more

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than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report on Form 10-Q. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results, the Company also routinely discloses certain financial measures that are not recognized under generally accepted accounting principles (“GAAP”) within the meaning of Regulation G under the federal securities laws, including (i) revenues excluding the favorable effects of changes in exchange rates and the unfavorable effects of the disposition of continental Europe and (ii) operating income excluding the

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favorable effects of changes in exchange rates and the unfavorable effects of the disposition of continental Europe.  Management believes this information is of interest to investors and facilitates more useful period-to-period comparisons of the Company’s financial results. The Company has provided in the body of this release a reconciliation of these non-GAAP measures to the most direct comparable GAAP measures.

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SIRVA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2007	2006	2007	2006
Revenues:
Service	$640.0	$670.0	$1,556.5	$1,623.9
Home sales	531.6	495.2	1,575.5	1,329.4
Total revenues	1,171.6	1,165.2	3,132.0	2,953.3
Direct expenses:
Purchased transportation expense	382.1	405.1	882.5	954.1
Cost of homes sold	555.5	508.0	1,614.8	1,356.0
Other direct expense	137.3	140.7	386.8	379.3
Total direct expenses	1,074.9	1,053.8	2,884.1	2,689.4
Gross margin	96.7	111.4	247.9	263.9
Operating expenses:
General and administrative expense	77.2	86.7	238.1	250.3
Impairment	12.0	—	12.0	—
Intangibles amortization	1.9	2.4	5.6	7.1
Restructuring expense	1.4	—	5.0	0.4
Operating income (loss) from continuing operations	4.2	22.3	(12.8)	6.1
Interest expense, net	18.9	13.9	49.7	35.7
Gain on sale of businesses	(1.1)	—	(4.2)	—
Other income, net	(0.4)	(0.3)	(0.4)	(0.6)
Debt extinguishment loss (gain), net	—	9.5	(4.1)	10.5
Loss from continuing operations before income taxes	(13.2)	(0.8)	(53.8)	(39.5)
Income tax (benefit) expense	(2.8)	1.8	(8.7)	—
Loss from continuing operations	(10.4)	(2.6)	(45.1)	(39.5)
(Loss) income from discontinued operations, net of income tax expense of zero, zero, zero and $17.4, respectively	—	—	(0.1)	3.0
Net loss	$(10.4)	$(2.6)	$(45.2)	$(36.5)
Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.15)	$(0.04)	$(0.61)	$(0.53)
Income from discontinued operations	—	—	—	0.04
Net loss	(0.15)	(0.04)	(0.61)	(0.49)

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SIRVA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
(In millions, except share amounts)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$43.5	$40.6
Accounts and notes receivable, net of allowance for doubtful accounts of $13.5 and $15.8, respectively	385.3	363.7
Relocation properties held for resale, net	244.3	223.9
Mortgages held for resale	57.9	86.9
Retained interest in receivables sold	31.1	49.0
Other current assets	28.5	35.7
Total current assets	790.6	799.8
Goodwill	300.6	295.0
Intangible assets, net	196.7	212.0
Property and equipment, net	78.0	86.6
Other long-term assets	25.6	25.8
Total long-term assets	600.9	619.4
Total assets	$1,391.5	$1,419.2

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$282.1	$269.9
Short-term debt	126.3	159.9
Accrued purchased transportation expense	98.6	74.7
Deferred revenue and other deferred credits	60.1	52.8
Accrued income taxes	49.5	54.9
Book overdrafts	38.4	39.5
Other current liabilities	98.7	113.3
Total current liabilities	753.7	765.0
Long-term debt	398.1	429.7
Deferred income taxes	64.4	68.3
Other long-term liabilities	80.5	97.4
Total long-term liabilities	543.0	595.4
Total liabilities	1,296.7	1,360.4
Convertible perpetual preferred stock ($.01 par value, 75,000 shares authorized, issued and outstanding at September 30, 2007; none issued and outstanding at December 31, 2006; liquidation preference of $1,000 per share)	70.4	—

Stockholders’ equity:
Common stock ($0.01 par value, 500,000,000 shares authorized with 75,759,344 issued and outstanding at September 30, 2007 and 73,964,515 issued and outstanding at December 31, 2006)	0.8	0.7
Additional paid-in-capital	484.1	481.8
Accumulated other comprehensive loss	(7.0)	(15.4)
Accumulated deficit	(453.5)	(408.3)
Total stockholders’ equity	24.4	58.8
Total liabilities and stockholders’ equity	$1,391.5	$1,419.2

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